Exhibit 99.1

FOR IMMEDIATE RELEASE             Contacts:
                                  Kristin Mulvihill Southey
                                  Vice President, Investor Relations
                                 (310) 255-2635
                                  ksouthey@activision.com

                                  Maryanne Lataif
                                  Vice President, Corporate Communications
                                 (310) 255-2704
                                  mlataif@activision.com


                   ACTIVISION RESPONDS TO CLASS ACTION LAWSUIT


Santa Monica, CA -- March 8, 2004 -- Activision, Inc. (Nasdaq: ATVI) today strongly denied the allegations contained in a lawsuit filed against the company and certain of its current and former officers and directors on March 5, and said that it will vigorously defend this case. The complaint, which alleges that Activision's revenues and assets were overstated during the period between February 1, 2001 and December 17, 2002, was filed in the United States District Court, Central District of California by the Construction Industry and Carpenters Joint Pension Trust for Southern Nevada purporting to represent a class of purchasers of Activision stock and seeks unspecified damages.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted net revenues of $864 million for the fiscal year ended March 31, 2003.


Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Japan, Australia, Scandinavia and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.


                                                       # # #